SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/_/ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Webster Financial Corporation
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.

/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Fee paid previously with preliminary materials.

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                                WEBSTER FINANCIAL
                                   CORPORATION
                                     [LOGO]





                                                           March 17, 1997


TO THE SHAREHOLDERS OF
WEBSTER FINANCIAL CORPORATION:

                  You are cordially invited to attend the annual meeting of shareholders (the "Annual Meeting") of Webster Financial Corporation ("Webster") to be held on Thursday, April 17, 1997, at 4:00 p.m., local time, at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut 06702.

                  At the Annual Meeting, Webster's shareholders will be asked to: (i) elect four directors, each to serve for a three-year term; (ii) ratify the appointment of KPMG Peat Marwick LLP as independent auditors of Webster for the year ending December 31, 1997; and (iii) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

                  The Board of Directors unanimously recommends that you vote FOR the election of all the Board's four nominees for election as directors and FOR ratification of the appointment of Webster's independent auditors. You are encouraged to read the accompanying Proxy Statement, which provides information regarding Webster and the matters to be voted on at the Annual Meeting. Also enclosed is our 1996 annual report to shareholders.

                  It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.

                                         Sincerely,

                                         /s/James C. Smith

                                         James C. Smith
                                         Chairman and Chief Executive Officer

                          WEBSTER FINANCIAL CORPORATION
                                  Webster Plaza
                          Waterbury, Connecticut 06702
                                 (203) 753-2921
                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 17, 1997
                              --------------------

TO THE SHAREHOLDERS OF
WEBSTER FINANCIAL CORPORATION:

                  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Webster Financial Corporation ("Webster") will be held on Thursday, April 17, 1997, at 4:00 p.m., local time, at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut 06702, for the following purposes:

             1. Election of Directors. To elect four directors, each to serve for a three-year term (Proposal 1);

             2. Ratification of Appointment of Auditors. To ratify the appointment by the Board of Directors of the firm of KPMG Peat Marwick LLP as independent auditors of Webster for the fiscal year ending December 31, 1997 (Proposal 2);

             3. Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

                  The Board of Directors has fixed the close of business on March 7, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                            By Order of the Board of Directors

                                            /s/James C. Smith

                                            James C. Smith
                                            Chairman and Chief Executive Officer

Waterbury, Connecticut
March 17, 1997

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                          WEBSTER FINANCIAL CORPORATION
                                  Webster Plaza
                          Waterbury, Connecticut 06702
                                 (203) 753-2921
                              --------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 17, 1997

                              --------------------


                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

                  This Proxy Statement (the "Proxy Statement") is being furnished to the shareholders of Webster Financial Corporation, a Delaware corporation ("Webster" or the "Corporation"), as part of the solicitation of proxies by its board of directors (the "Board of Directors" or the "Board") from holders of its outstanding shares of common stock, par value $.01 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of Webster to be held on Thursday, April 17, 1997, at 4:00 p.m., local time, at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut 06702, (the "Annual Meeting") and at any adjournments thereof. The Proxy Statement, together with the enclosed proxy card, is being mailed to shareholders of Webster on or about March 17, 1997.

                  The Annual Meeting has been called for the following purposes:
(i) to elect four  directors,  each to serve for a three-year term (Proposal 1);
(ii) to ratify the appointment by the Board of Directors of the firm of KPMG Peat Marwick LLP as independent auditors of Webster for the year ending December 31, 1997 (Proposal 2); and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

                  If the enclosed form of proxy is properly executed and returned to Webster in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE ELECTION OF THE BOARD'S NOMINEES AS DIRECTORS AND FOR RATIFICATION OF THE APPOINTMENT OF WEBSTER'S INDEPENDENT AUDITORS. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors.

                  The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary, Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702 or by attending the Annual Meeting and voting in person.

                  The cost of soliciting proxies for the Annual Meeting will be borne by Webster. In addition to use of the mails, proxies may be solicited personally or by telephone or telecopy by directors, officers and employees, who will not be specially compensated for such activities. Webster will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses incurred in that connection. Webster has also retained D.F. King & Co., Inc., a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $4,000, plus reimbursement of certain out-of-pocket expenses.

                  The securities which can be voted at the Annual Meeting consist of shares of Common Stock of Webster with each share entitling its owner to one vote on all matters properly presented at the Annual Meeting. There is no cumulative voting of shares. The Board of Directors has fixed the close of business on March 7, 1997 as the record date for the determination of shareholders of Webster entitled to notice of and to vote at the Annual Meeting. On the record date, there were 3,187 holders of record of the 11,778,151 shares of Common Stock then outstanding and eligible to be voted at the Annual Meeting.

                  The presence, in person or by proxy, of at least one-third of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote. The affirmative vote of a majority of the votes cast is required to ratify the appointment of the Corporation's independent auditors. Shareholders' votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the Annual Meeting. Abstentions will not be counted in determining the number of votes cast in connection with any matter presented at the Annual Meeting.

                  A copy of the annual report to shareholders for the fiscal year ended December 31, 1996 accompanies this Proxy Statement. WEBSTER IS REQUIRED TO FILE AN ANNUAL REPORT ON FORM 10-K FOR ITS 1996 FISCAL YEAR WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). SHAREHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE FORM 10-K BY WRITING TO LEE A. GAGNON, EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER AND SECRETARY, WEBSTER FINANCIAL CORPORATION, WEBSTER PLAZA, WATERBURY, CONNECTICUT 06702.


                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

                  At the Annual Meeting, four directors will be elected to serve for three-year terms. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. If, however, any person nominated by the Board fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a plurality of the votes of the shares of Common Stock present in person, or represented by proxy, and entitled to vote at the Annual Meeting. There are no cumulative voting rights in the election of directors.

                  The Board of Directors is divided into three classes, each composed of four directors. The term of office of only one class of directors expires in each year, and their successors are elected for terms of up to three years and until their successors are elected and qualified. Webster's Bylaws were amended effective January 31, 1997 to increase the number of directors from ten to twelve in connection with the acquisition of DS Bancor, Inc. ("DS Bancor"). Under the terms of the DS Bancor acquisition agreement, Webster selected the former DS Bancor directors (Messrs. Achille A. Apicella and Harry
P. DiAdamo, Jr.) to serve on the Boards of the Corporation and Webster Bank for terms expiring in 1999 and 1998, respectively. One of the two former DS Bancor directors will be renominated when his term expires.

INFORMATION AS TO NOMINEES AND OTHER DIRECTORS

                  The following table sets forth the names of the Board of Directors' nominees for election as directors and the current directors of Webster whose offices continue beyond the Annual Meeting. Also set forth is certain other information with respect to each such person's age at December 31, 1996, the periods during which such person has served as a director of Webster and positions currently held with Webster and its wholly owned subsidiary, Webster Bank.

-----------------------------------------------------------------------------------------------------------------------
                                                                                                 POSITIONS HELD WITH
DIRECTOR NOMINEES FOR A                        AGE AT            DIRECTOR       EXPIRATION           WEBSTER AND
THREE-YEAR TERM:                         DECEMBER 31, 1996        SINCE          OF TERM             WEBSTER BANK
---------------                          ------------------       -----          -------             ------------
O. Joseph Bizzozero, Jr.                         62                1986            2000             Director
John J. Crawford                                 52                1996            2000             Director
Robert A. Finkenzeller                           46                1986            2000             Director
Sister Marguerite Waite, C.S.J.                  58                1990            2000             Director


CONTINUING DIRECTORS:
---------------------
Achille A. Apicella                              53                1997            1999             Director
Joel S. Becker                                   48                1986            1998             Director
Harry P. DiAdamo, Jr.                            53                1997            1998             Director
Walter R. Griffin                                75                1987            1999             Director
J. Gregory Hickey                                67                1994            1999             Director
C. Michael Jacobi                                54                1993            1999             Director
Harold W. Smith                                  85                1986            1998             Director
James C. Smith                                   47                1986            1998             Chairman,
                                                                                                    President, Chief
                                                                                                    Executive Officer
                                                                                                    and Director
-----------------------------------------------------------------------------------------------------------------------


             ACHILLE A. APICELLA is President of Apicella, Testa & Company P.C., a certified public accounting firm in Shelton, Connecticut. He served as a director of DS Bancor and Derby Savings Bank until January 31, 1997.

             JOEL S. BECKER is Chairman of the Board and Chief Executive Officer of Torrington Supply Co., Inc., Waterbury, Connecticut.

             O. JOSEPH BIZZOZERO, JR. is a practicing physician and the President and Chief Executive Officer of the BCB Medical Group. Dr. Bizzozero has been affiliated with Waterbury Hospital since 1969. He is also an Associate Clinical Professor of Medicine at the Yale University School of Medicine.

             JOHN J. CRAWFORD is President and Chief Executive Officer of the South Central Connecticut Regional Water Authority. Since 1990, Mr. Crawford has been President, Chief Executive Officer and a director of Aristotle Corporation, New Haven, Connecticut (formerly First Constitution Financial Corporation). Aristotle Corporation is the holding company since 1994 of The Strouse Adler Co., New Haven, Connecticut, a manufacturer of women's apparel. From 1990 until October 1992, Mr. Crawford was President and Chief Executive Officer of First Constitution

Financial Corporation's subsidiary, First Constitution Bank, which bank was placed into receivership by the Federal Deposit Insurance Corporation in October 1992, concurrently with its acquisition by Webster Bank. Subsequent to that acquisition and until April 1996, Mr. Crawford served as a consultant to Webster Bank.

             HARRY P. DIADAMO, JR. served as President and Chief Executive Officer of DS Bancor and Derby Savings Bank, which were acquired by Webster on January 31, 1997.

             ROBERT A. FINKENZELLER is President of Eyelet Crafters, Inc., a Waterbury-based company which manufactures deep drawn metal parts for the cosmetics, writing instrument and drapery hardware fields.

             WALTER R. GRIFFIN is a principal of Griffin, Griffin & O'Brien, P.C., in Waterbury, Connecticut. Griffin, Griffin & O'Brien, P.C. serves as Webster's and Webster Bank's general counsel.

             J. GREGORY HICKEY is the retired Managing Partner of the Hartford office of Ernst & Young, LLP, an independent auditing firm.

             C. MICHAEL JACOBI is President and Chief Executive Officer of Timex Corporation, Middlebury, Connecticut, a manufacturer of timepieces. Mr. Jacobi served as Vice President of Marketing and Sales of Timex Corporation from 1981 to 1992. He became Executive Vice President and Chief Operating Officer in April 1992, President and Chief Operating Officer in December 1992, and President and Chief Executive Officer in December 1993.

             HAROLD W. SMITH retired as Chairman of Webster and Webster Bank in 1995 and as Chief Executive Officer of Webster and Webster Bank on December 31, 1987. He had served as managing officer of Webster Bank since its founding in 1935. He serves as a consultant to Webster and Webster Bank. Mr. Smith is the father of James C. Smith, Chairman, President, Chief Executive Officer and a director of Webster and Webster Bank.

             JAMES C. SMITH is Chairman, President and Chief Executive Officer of Webster and Webster Bank, having been elected Chairman in 1995 and Chief Executive Officer in 1987 upon Harold W. Smith's retirement. He joined Webster Bank in 1975, and was elected President and Chief Operating Officer of Webster in 1986 and of Webster Bank in 1982. Mr. Smith is a director of MacDermid, Incorporated, Waterbury, Connecticut, a manufacturer and wholesaler of specialty chemicals. Mr. Smith is the son of Harold W. Smith, a director of Webster and Webster Bank.

             SISTER MARGUERITE WAITE, C.S.J., is President, Chief Executive Officer and Treasurer of St. Mary's Hospital, Waterbury, Connecticut. Prior to her election as President in 1986, Sister Marguerite Waite was Vice President and Chief Operating Officer of St. Mary's Hospital.

 CERTAIN BOARD COMMITTEES; NOMINATIONS BY SHAREHOLDERS; INSIDER PARTICIPATION

             The Board of Directors has appointed a standing Audit Committee that conducted four meetings during 1996. The members of the Audit Committee currently are Messrs. Hickey (Chairman), Crawford and Jacobi. The Audit
Committee oversees the Company's financial reporting process, the system of internal financial and accounting controls, the audit process and compliance with applicable laws and regulations. The Audit Committee reviews the Company's annual financial statements, including management's discussion and analysis and regulatory examination findings The Audit Committee recommends the appointment of independent auditors.

             The Board of Directors also has appointed a Personnel Resources Committee that reviews employee compensation on an annual basis and makes recommendations to the full Board regarding compensation. The Personnel Resources Committee also makes recommendations to the Long-Term Incentive Compensation Committee concerning long-term incentive awards. All recommendations of the Personnel Resources Committee regarding the compensation of executive officers (other than long-term incentive awards) are approved by Webster's Board of Directors which has ultimate responsibility over such matters. During 1996, the Personnel Resources Committee held five meetings. The members of the Personnel Resources Committee currently are Messrs. Finkenzeller (Chairman), Becker, Dr. Bizzozero and Sister Marguerite Waite.

                  The Long-Term Incentive Compensation Committee makes final determinations concerning the granting of stock options under Webster's stock option plans. During 1996, the Long-Term Incentive Compensation Committee held six meetings. The members of the Long-Term Incentive Compensation Committee, which consists of all disinterested non-employee directors of the Corporation, are Messrs. Finkenzeller (Chairman), Becker, Crawford, Hickey, Jacobi, Dr. Bizzozero and Sister Marguerite Waite.

                  During 1996, Webster held twelve meetings of its Board of Directors. Except for Mr. Jacobi, each incumbent director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors during the period that such individual served and the total number of meetings held by all committees of the Board on which the director served during the period that such individual served. Mr. Jacobi attended seven meetings of the Corporation's board of directors and three out of four meetings of the committees on which he served during 1996.

                  The Board has appointed a Nominating Subcommittee of Walter R. Griffin, Harold W. Smith and James C. Smith to make initial recommendations to the full Nominating Committee. The Board of Directors acts as the full Nominating Committee for selecting nominees for election as directors. Webster's Bylaws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors but only if such nominations are made pursuant to timely notice in writing to the Secretary of Webster. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of Webster not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 45 days notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder to be timely must be received by Webster not later than the close of business on the 15th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. Public disclosure of the date of the Annual Meeting was made by the issuance of a press release on February 20, 1997 and by filing a Current Report on Form 8-K under the Securities Exchange Act of 1934 (the "1934 Act") with the SEC on February 21, 1997. A shareholder's notice of nomination must also set forth certain information specified in Article III, Section 13 of the Corporation's Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

                  Walter R. Griffin is a principal of the law firm of Griffin, Griffin & O'Brien, P.C., which serves as general counsel for Webster and Webster Bank. As general counsel, the firm of Griffin, Griffin & O'Brien, P.C. received $233,816 for general legal services rendered to Webster and its subsidiaries for 1996. The firm also represents Webster Bank in certain loan closings and related transactions. In 1996, $81,240 in fees were paid to the firm by borrowers (or other related parties) in connection with such loan closing services.

                  THE   BOARD   OF   DIRECTORS   UNANIMOUSLY   RECOMMENDS   THAT
SHAREHOLDERS VOTE FOR THE ELECTION OF ALL OF ITS DIRECTOR NOMINEES.

                                   MANAGEMENT

EXECUTIVE OFFICERS

                  The following table sets forth certain information with respect to the five highest paid executive officers of Webster, each of whom is elected to serve for a one-year period. Each such officer currently holds the same positions with Webster Bank. All executive officers serve pursuant to employment agreements with Webster and Webster Bank. See "Management -- Employment Agreements."


                                  AGE AT                       POSITIONS HELD WITH WEBSTER
      NAME                   DECEMBER 31, 1996                       AND WEBSTER BANK
      ----                   -----------------             --------------------------
James C. Smith                      47              Chairman, President, Chief Executive Officer and
                                                      Director
Lee A. Gagnon                       59              Executive Vice President, Chief Operating Officer
                                                      and Secretary
John V. Brennan                     44              Executive Vice President, Chief Financial Officer
                                                      and Treasurer
Peter K. Mulligan                   52              Executive Vice President -- Consumer and Small
                                                      Business Banking
Ross M. Strickland                  47              Executive Vice President -- Mortgage Banking

                  Information concerning the principal occupation of these executive officers of Webster and Webster Bank during at least the last five years is set forth below.

                  JAMES C. SMITH is Chairman, President, Chief Executive Officer and a director of Webster and Webster Bank, having been elected Chairman in 1995 and Chief Executive Officer upon Harold W. Smith's retirement from that position in 1987. Mr. Smith joined Webster Bank in 1975 and was elected President and Chief Operating Officer of Webster Bank in 1982 and of Webster in 1986.

                  LEE A. GAGNON is Executive Vice President, Chief Operating Officer and Secretary of Webster and Webster Bank. Mr. Gagnon, a certified public accountant, joined Webster Bank in 1983 as Senior Vice President, Treasurer and Chief Financial Officer. He was elected Executive Vice President of Webster and Webster Bank in 1986, Secretary of Webster Bank in 1987, Secretary of Webster in 1989, and Chief Operating Officer of Webster and Webster Bank in 1990.

                  JOHN V. BRENNAN is Executive Vice President, Chief Financial Officer and Treasurer of Webster and Webster Bank. Mr. Brennan, a certified public accountant, joined Webster Bank in 1986 as Senior Vice President and Treasurer. He was elected Chief Financial Officer in 1990 and Executive Vice President in 1991. Prior to joining Webster Bank, he was a senior manager with the accounting firm of KPMG Peat Marwick LLP.

                  PETER K. MULLIGAN is Executive Vice President -- Consumer and Small Business Banking of Webster and Webster Bank, positions he has held since employment in 1995. Prior to joining Webster Bank, he was the Director of Product Management, Retail Sales and Insurance at The Bank of Boston, and served as the Executive Vice President of the Banking Division at The Society for Savings, Hartford, Connecticut from 1988 until 1992. Society was acquired by The Bank of Boston in 1992.

                  ROSS M. STRICKLAND is Executive Vice President -- Mortgage Banking of Webster and Webster Bank, positions he has held since his employment in 1991. Prior to joining Webster Bank, he was Executive Vice President of Residential Lending with the former Northeast Savings, F.A., Hartford, Connecticut, from 1988 to 1991. Prior to joining Northeast Savings, he was National Sales Manager, Credit Resources Group, for Shearson Lehman Brothers.



EXECUTIVE COMPENSATION

                  The following table sets forth the compensation paid by Webster or Webster Bank for services rendered in all capacities to Webster and its subsidiaries during 1996, 1995 and 1994 to the Chief Executive Officer of Webster and to each of the four most highly compensated executive officers of Webster serving at December 31, 1996 ("the named executive officers").

                                             SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                            COMPENSATION AWARDS
                                                                            -------------------


                                         ANNUAL COMPENSATION              RESTRICTED     SECURITIES         ALL
       NAME AND                                                              STOCK       UNDERLYING         OTHER
PRINCIPAL POSITIONS                   YEAR      SALARY       BONUS        AWARDS (a)     OPTIONS(#)    COMPENSATION (b)
-------------------                   ----      ------       -----        ----------     ----------    ----------------

 James C. Smith                        1996     $390,000   $627,724(c)        --           20,750            $39,850
   Chairman, President and             1995      330,000    198,000           --           50,000             22,044
   Chief Executive Officer             1994      300,000    271,221           --           50,000             17,206

 Lee A. Gagnon                         1996      190,000    264,171           --            6,250             27,917
   Executive Vice President,           1995      180,000     90,000           --            6,800             17,266
   Chief Operating Officer and         1994      170,000    134,955           --           12,000             13,024
   Secretary

 John V. Brennan                       1996      170,000    177,488           --            6,100             26,140
   Executive Vice President,           1995      155,000     77,500           --            6,000             16,517
   Chief Financial Officer and         1994      145,000     92,581       $31,160          10,500             12,089
   Treasurer

 Peter K. Mulligan                     1996      156,904    106,100           --            6,100             17,477
   Executive Vice President --         1995       95,846     33,600           --           11,000                 --
   Consumer and Small Business         1994          N/A        N/A           --               --                 --
   Banking

 Ross M. Strickland                    1996      160,000    150,492           --            6,000              25,686
  Executive Vice President             1995      155,000     51,600           --           11,500              16,296
  -- Mortgage Banking                  1994      152,000     83,438           --               --              12,528


(a) The value of the restricted stock awards is based on the market value of Webster's Common Stock at the date of award. The aggregate number of restricted shares held by each of Messrs. Smith, Gagnon, Brennan, Mulligan and Strickland at December 31, 1996 was 19,065, 10,440, 8,329, 0 and 9,078
     shares, respectively, having a value as of such date of $700,639, $383,670, $306,091, $0 and $333,617, respectively. The aggregate number of restricted shares has been adjusted to reflect a 10% stock dividend paid on June 30, 1993. Cash dividends on shares of Common Stock that are subject to awards are distributed promptly after such dividends are received by the plan trustee. The restricted stock awards vest at the rate of 50% following three years from the date of grant, with the remaining 50% vesting five years from the date of grant, assuming consecutive service by the executive officer, subject to certain limited exceptions in the event of death, disability or retirement of the executive officer or termination of employment under certain circumstances.

(b) All Other Compensation includes amounts contributed or allocated, as the case may be, to the Webster Bank 401(k) plan (the "401(k) Plan"), the Webster Bank non-contributory employee stock ownership plan (the "ESOP"), cash dividends paid on restricted stock, and the Webster Bank nonqualified supplemental retirement plan, on behalf of each executive officer. For 1996 matching contributions made by Webster Bank to the 401(k) Plan on behalf of Messrs. Smith, Gagnon, Brennan, and Strickland were $4,750 each. Mr. Mulligan received a matching contribution of $2,566. In addition, for 1996, Messrs. Smith, Gagnon, Brennan, Mulligan and Strickland were allocated 417 shares, 412 shares, 412 shares, 406 shares and 408 shares, respectively, pursuant to the ESOP, having a value based on the market value of Webster's Common Stock at the date of allocation of $15,325, $15,141, $15,141, $14,921 and $14,994, respectively. In 1996, Messrs. Smith, Gagnon, Strickland and Brennan
     received cash dividends on restricted stock of $12,964.00, $7,099.20, $5,903.40 and $5,933.38, respectively. In 1996, Webster Bank also allocated $6,811.54, $926.93, $315.39, $0 and $38.46 to the supplemental matching contributions accounts of Messrs. Smith, Gagnon, Brennan, Mulligan and Strickland, respectively, pursuant to the Webster Bank nonqualified supplemental retirement plan.

(c) Includes the value of 7,954 shares of restricted stock with a market value of $300,576 as of December 31, 1996 awarded to Mr. Smith in lieu of a cash payment pursuant to Webster's Performance Incentive Plan (the "PIP"). The value of each share of the restricted stock granted to Mr. Smith under the PIP was valued at $37.7875, which reflects the average price of Webster's common stock during the last five trading days of fiscal year 1996.

                  Executive officers are eligible to participate in Webster Bank's nonqualified deferred compensation plan. Under the terms of the plan, executive officer participants may elect to defer all or any portion of their bonuses. Deferred amounts are credited by Webster Bank to bookkeeping reserve accounts for each participant. Such accounts, plus accrued interest, are payable upon termination of service, disability or death of the participant, in a lump sum or in ten annual installments at the participant's election. For 1996, only Mr. Gagnon elected to defer the bonus portion of his annual compensation.


Option Grants

                  The following table contains information with respect to grants of stock options to each of the named executive officers during the year ended December 31, 1996.

                                             OPTION GRANTS DURING 1996
                                                 INDIVIDUAL GRANTS(a)
                           ----------------------------------------------------------------
                            Number of         % of Total                                             Potential Realizable
                            Securities         Options                                                 Value at Assumed
                            Underlying        Granted to                                             Annual Rates of Stock
                             Options          Employees         Exercise         Expiration         Price Appreciation for
Name                         Granted        in Fiscal Year        Price             Date                 Option Term(b)
----                         -------        --------------        -----             ----            -----------------------
James C. Smith........     2,300 (c)             2.26%           $  28.00      Jan. 22, 2006         $ 40,500      $102,636
                          18,450 (d)            18.12%           $38.1875      Dec. 23, 2006         $441,211    $1,119,893


Lee A. Gagnon.........     6,250 (d)             6.14%           $38.1875      Dec. 23, 2006         $149,461      $379,367


John V. Brennan.......     6,100 (d)             5.99%           $38.1875      Dec. 23, 2006         $145,874      $370,262


Peter K. Mulligan.....     6,100 (d)             5.99%           $38.1875      Dec. 23, 2006         $145,874      $370,262


Ross M. Strickland....     6,000 (d)             5.89%           $38.1875      Dec. 23, 2006         $143,483      $364,192


----------

(a) All option grants were made at 100% of the fair market value of the Common Stock on the date of grant. Options not immediately exercisable may become exercisable in full, or with respect to certain option grants, in part, under certain circumstances, including a "change in control" of Webster or Webster Bank.

(b)  Based on exercise price.

(c) Options for 2,300 shares will become exercisable in full on January 22, 1999.

(d) Options for 2,618 shares will be excercisable on December 23, 1999 (except for Mr. James C. Smith, for whom options for 932 shares will be exercisable in full as such date), and options for 17,518, 3,632, 3,482, 3,482 and 3,382, with respect to Messrs. James C. Smith, Gagnon, Brennan, Mulligan and Strickland, respectively will become excercisable in full on December 23, 2006, subject to accelerated vesting at the rate of (i) 50% of the total number of shares covered by the option at the end of the first 20 consecutive trading days on which the closing price of the Common Stock is $51.75 or more, (ii) 25% of the total number of shares covered by the option (75% in the aggregate) at the end of the first 20 consecutive trading days on which the closing price of the Common Stock is $55.50 or more, and (iii) 25% of the total number of shares covered by the option (100% in the aggregate) at the end of the first 20 consecutive trading days on which the closing price of the Common Stock is $59.00 or more.


OPTION EXERCISES AND HOLDINGS

                  The following table sets forth information with respect to each of the named executive officers concerning the exercise of stock options during 1996 and the value of all unexercised options held by each of such individuals at December 31, 1996.

                                        AGGREGATED OPTION EXERCISES IN 1996
                                         AND FISCAL YEAR-END OPTION VALUES



                                                                                                        VALUE OF
                                                                      NUMBER OF                      UNEXERCISED IN-
                              NUMBER OF                         SECURITIES UNDERLYING                   THE-MONEY
                                SHARES                         UNEXERCISED OPTIONS AT                  OPTIONS AT
                               ACQUIRED          VALUE            DECEMBER 31, 1996                 DECEMBER 31, 1996
      NAME                   ON EXERCISE     REALIZED (a)     EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE (b)
      ----                 ---------------   ------------     -------------------------       -----------------------------
 James C. Smith..........       19,920        $478,986.36             85,600/46,150             $1,498,611/$322,724
 Lee A. Gagnon...........       17,925        $436,978.08             20,720/19,050             $464,785/$161,400
 John V. Brennan.........        4,995        $123,853.52             22,300/17,350             $551,795/$141,937
 Peter K. Mulligan.......            0        $      0.00              2,500/14,600             $35,625/$87,375
 Ross M. Strickland......            0        $      0.00             20,870/17,250             $494,043/$138,155

----------

(a) Based on the market value of Common Stock at date of exercise, less the exercise price.

(b) Based on the market value of Common Stock at December 31, 1996, less the exercise price, of all unexercised stock options having an exercise price less than such market value.

RETIREMENT PLANS

                  Webster Bank maintains a defined benefit pension plan (the "Pension Plan") for eligible employees of Webster Bank. The Pension Plan is a qualified plan under the Internal Revenue Code of 1986, as amended (the "Code"), and complies with the requirements of the Employee Retirement Income Security Act of 1974, as amended. All employees of Webster Bank are eligible to participate in the Pension Plan upon attaining age 21 and completing one year of service.

                  Benefits under the Pension Plan are funded solely by contributions made by Webster Bank. Under the Pension Plan's benefit formula, a participant's monthly normal retirement benefit will equal the sum of: (a) his or her accrued benefit as of December 31, 1986 (adjusted through August 31, 1996 to reflect certain future increases in compensation), plus (b) the sum of 2% of the participant's monthly compensation for each year of credited service beginning on or after January 1, 1987. Benefits may not, in general, be based on more than 30 years of credited service. The normal form of benefit is an annuity for the participant's lifetime with a minimum of 120 monthly payments guaranteed. A Pension Plan participant becomes 100% vested in the benefits under the Pension Plan upon completion of five years of service. Benefit payments to a participant or beneficiary may commence upon a participant's early retirement date (age 55), normal retirement date (generally age 65), deferred retirement date or death. Participants may elect to receive their benefits in one of several optional forms, including a lump sum or periodic payments during the participant's lifetime or during the lifetime of the participant and his or her surviving spouse or designated beneficiary.

                  The Board of Directors of Webster Bank has adopted a nonqualified supplemental retirement plan (the "Supplemental Plan") for certain management and other highly compensated employees who are also participants in the Pension Plan to provide supplemental retirement income benefits which are not currently available because annual compensation in excess of $160,000 (subject to cost of living increases) may not be used in the calculation of retirement benefits under the Code and because pension benefits are currently subject to a statutory maximum of $125,000 (subject to cost of living increases). Benefits under the Supplemental Plan are payable in monthly installments. The Supplemental Plan also provides certain management and other highly compensated employees who are participants in the 401(k) Plan with supplemental matching contributions. See "Management -- Executive Compensation -- Summary Compensation Table."

                  The estimated annual benefits payable from the Pension Plan upon retirement at normal retirement age for Messrs. James C. Smith, Gagnon, Brennan, Mulligan and Strickland are $94,890, $52,840, $82,470, $40,910, and $71,380, respectively. In addition, the estimated annual supplemental retirement income benefits payable to Messrs. James C. Smith, Gagnon, Brennan, Mulligan and Strickland under the Supplemental Plan are $142,090, $16,460, $26,290, $8,880, and $19,570, respectively.

COMPENSATION OF DIRECTORS

                  During 1996, each non-employee director of Webster received an annual retainer of 312 shares of Webster Common Stock with an aggregate value of $8,400 at the date of grant, pursuant to the Directors' Retainer Fees Plan adopted by shareholders at the 1996 Annual Meeting (the "Fees Plan"). Under the Fees Plan, each non-employee director is granted shares of Common Stock equal to the annual retainer (currently $8,400) divided by the average quarterly value as of the grant date, on an annual basis. The average quarterly value is based on the average of the closing prices of Common Stock of the four calendar quarters preceding the grant date, which is the date of each Annual Meeting of shareholders. A pro-rated retainer is paid to any director who is first elected to the Board or a subsidiary board other than at an Annual Meeting. Shares of Common Stock granted under the Fees Plan are subject to vesting requirements and other substantial risks of forfeiture. In addition, each non-employee director of Webster received $400 for each committee meeting attended ($600, if a committee chairman). Non-employee directors of Webster receive no additional compensation for serving as directors or committee members of Webster Bank. Employee directors of Webster receive no additional compensation for serving as directors or committee members of Webster or its subsidiaries.

                  Effective January 1, 1997, Webster and Webster Bank extended through December 31, 1997 a consulting agreement (the "Consulting Agreement") with Harold W. Smith pursuant to which Mr. Smith renders such consulting and other advisory services as the Boards of Directors or Chief Executive Officer of Webster and Webster Bank may from time to time request. The Consulting Agreement, which was to have expired on December 31, 1996, provides for annual compensation of $100,000, as well as the use of a car, payment of membership dues (currently in the amount of $102 per month) for membership in a private business dining club, and reimbursement of reasonable business expenses. The Consulting Agreement provides that while receiving such compensation, Mr. Smith will at all reasonable times be available to consult with and advise officers and other representatives of Webster and Webster Bank. During 1996, Mr. Smith maintained regular office hours at Webster's principal executive offices in Waterbury, Connecticut and provided regular consulting and advisory services on the operations of Webster and its subsidiaries, particularly with respect to strategic planning. The Consulting Agreement is terminable by Mr. Smith upon 30 days written notice to Webster and to Webster Bank. The Consulting Agreement is terminable by Webster and Webster Bank at any time, provided that any termination by Webster and Webster Bank other than for "cause" (as defined therein) will not affect Mr. Smith's right to receive compensation and other benefits for the remaining term of the agreement. During the term of the Consulting Agreement, Mr. Smith may not engage in any business activities in competition with Webster or Webster Bank.

                  Harold W. Smith also receives payments under a nonqualified supplemental retirement plan that was established by Webster Bank, effective as of January 1, 1988. This supplemental plan is designed to provide Mr. Smith with retirement benefits for his service from 1976 through 1987, during which period he was not covered by the Pension Plan. Benefits provided under this supplemental plan amount to $12,500 per year and began as of January 1, 1994. In the event of Mr. Smith's death, such benefits will be payable to his surviving spouse, if any, until her death. In the event of a merger or consolidation of Webster Bank with any other institution, the Board of Directors of Webster Bank may, with the consent of Mr. Smith, pay to him in a lump sum the present value of the future benefits under this supplemental plan.

                  Directors are eligible to participate in Webster Bank's nonqualified deferred compensation plan. Under the terms of the plan, director participants may elect to defer all or any portion of their directors' fees. Deferred amounts are credited by Webster Bank to bookkeeping reserve accounts for each participant. Such accounts, plus accrued interest, are payable upon termination of service, disability or death of the participant, in a lump sum or in ten annual installments at the participant's election. For 1996, no directors elected to defer compensation.

                  The Board of Directors of Webster adopted in 1992, with shareholder approval, the 1992 Stock Option Plan for the benefit of directors, officers and other full-time employees of Webster and its subsidiaries. The 1992 Stock Option Plan was amended in 1994 with shareholder approval. The option exercise price for options to non-employee directors is 100% of the fair market value of the Common Stock on the date of grant of the option. Options granted to non-employee directors may be exercised at any time after grant. The 1992 Stock Option Plan was amended in 1996 to provide that the number of options granted to non-employee directors upon election or re-election shall be 2,000 shares. A director elected to the Board for less than a three-year term will be entitled to an option for 2,000 shares on a pro-rated basis for the number of months of his or her term as a percentage of 36 months. Dr. Bizzozero, Messrs. Crawford and Finkenzeller and Sister Marguerite Waite each will be granted options to purchase 2,000 shares upon reelection by the shareholders at the Annual Meeting.

EMPLOYMENT AGREEMENTS

                  Webster and Webster Bank entered into revised employment agreements with Messrs. James C. Smith, Gagnon, Brennan and Strickland effective January 1, 1997, which replaced the prior employment agreements with these executive officers. Webster and Webster Bank also entered into an employment agreement with Mr. Mulligan, effective January 1, 1997. James C. Smith serves as President and Chief Executive Officer of both Webster and Webster Bank; Mr. Gagnon serves as Executive Vice President, Chief Operating Officer and Secretary of both Webster and Webster Bank; Mr. Brennan serves as Executive Vice President, Treasurer and Chief Financial Officer of both Webster and Webster Bank; Mr. Mulligan serves as Executive Vice President -- Consumer and Small Business Banking of both Webster and Webster Bank; and Mr. Strickland serves as Executive Vice President -- Mortgage Banking of both Webster and Webster Bank.

                  Under their respective employment agreements, each executive officer may receive annual cost of living increases and may also receive a merit increase as determined by the Boards of Directors of Webster and Webster Bank. Each executive officer shall be eligible to receive discretionary bonuses as may be authorized by the Boards of Directors of Webster and Webster Bank and shall be eligible to participate in any plan of Webster or Webster Bank relating to stock options, stock purchases, pension, thrift, employee stock ownership, group life insurance and medical coverage or other retirement or employee benefits that Webster or Webster Bank has adopted or may adopt for the benefit of its executive employees. In addition, each executive officer will be provided with an automobile or an automobile allowance for business use. The employment agreements provide for initial terms of three years ending December 31, 1999 with renewals for one additional year following each anniversary date with the approval of the Board of Directors, unless the executive officer gives written notice to the contrary. The 1997 base salaries for Messrs. James C.

Smith, Gagnon, Brennan, Mulligan and Strickland are $475,000, $200,000, $200,000, $170,000, and $170,000, respectively, which salaries may not be reduced under the employment agreements without the consent of the executive officer.

                  The Boards of Directors of Webster and Webster Bank may terminate the executive officer's employment at any time. In the case of Messrs. James C. Smith, Gagnon, Brennan and Mulligan, unless the termination is for "cause" (as defined therein) and where there has been no "change in control" (as defined therein), such executive officers would be entitled (a) to receive a lump sum payment equal to the sum of (x) the executive officer's then current annual base salary and (y) the amount of any bonuses paid pursuant to Webster's and Webster Bank's annual incentive compensation plan during the then current fiscal year multiplied by a fraction the numerator of which is the number of full months during the then current fiscal year in which the executive officer was employed and the denominator of which is 12, and (b) subject to certain limitations, to continue to be entitled to medical and dental coverage for one year (or the remaining term of the agreement, if less) or until the executive officer accepts other employment on a substantially full time basis if earlier.

                  In the case of Mr. Strickland, unless the termination is for cause and where there has been no change in control, Mr. Strickland would be entitled (a) to receive a lump sum payment equal to the sum of (A) Mr. Strickland's then current annual base salary and (B) the amount of any bonuses paid pursuant to Webster's and Webster Bank's annual incentive compensation plan during the then current fiscal year multiplied by a fraction the numerator of which is the number of full months during the then current fiscal year in which Mr. Strickland was employed and the denominator of which is 12, except that, if such termination occurs before January 1, 1998, the sum payable would not be less than $200,000, and (b) subject to certain limitations, to continue to be entitled to medical and dental coverage for one year (or the remaining term of the agreement, if less) or until Mr. Strickland accepts other employment on a substantially full-time basis if earlier.

                  If any executive officer terminates his employment without the consent of the Board of Webster or Webster Bank or other than in connection with or within two years after a change in control, then the employment agreement, among other things, would restrict him from having any other employment for one year or the remaining term of the agreement plus six months, whichever is less, with a commercial bank, savings bank, savings and loan association, or mortgage banking company, or a holding company affiliate of any of the foregoing, which has an office out of which the executive officer would be primarily based, located within 35 miles of Webster Bank's home office.

                  If during the term of the employment agreement there is a change in control of Webster or Webster Bank, and the employment of the executive officer is terminated, voluntarily or involuntarily, in connection with or within two years after the change in control, unless such termination is
(i) for cause, (ii) is a voluntary termination without "good reason" (as defined therein) in connection with a change in control that occurs solely as a result of any cash tender or exchange offer, merger, or other business combination where the persons who were directors of Webster before the transaction constitute less than two-thirds (but not less than one-half) of the directors of Webster or a successor corporation following the transaction (a "Technical Change"), or (iii) by virtue of normal retirement, permanent and total disability or death, the executive officer would be entitled to receive a severance payment. In the case of James C. Smith, such payment would be in the amount of (i) one year's salary plus any bonuses paid during the then current fiscal year, if he voluntarily terminates his employment without "good reason" (as defined therein) other than in connection with or following a Technical Change or (ii) three times Mr. Smith's annual base salary in effect immediately before the change in control plus an amount equal to three times the aggregate amount of bonuses that were paid to Mr. Smith by Webster and Webster Bank during the 24 calendar months preceding the change in control divided by two, if Mr. Smith's termination of employment was either voluntary with good reason or involuntary, reduced to the extent necessary to prevent any amount from constituting a "parachute payment" under the Code. In the case of a Technical Change, no amount would be payable under clause (i) above and the amount payable under clause (ii) above shall be two times the Employee's annual base salary in effect immediately before the change in control, plus two times the amount of any bonuses paid during the fiscal year preceding the fiscal year in which such change in control occurs.

                  In the case of Messrs. Gagnon, Brennan, Strickland or Mulligan, such severance payment would be equal to one year's salary plus any bonuses paid during the then current fiscal year, if the executive officer voluntarily terminates his employment without "good reason" (as defined) other than in connection with or following a Technical Change. If any of such executive officers voluntarily terminates his employment with "good reason" (as defined) or if his employment is terminated involuntarily without cause, if such change in control of Webster or Webster Bank occurs (i) before January 1, 1999, such payment would be in the amount of three times the respective employee's average annual compensation that was payable by Webster or Webster Bank and was includible in gross income for federal income tax purposes with respect to the five most recent taxable years of the employee ending prior to such change in control of Webster or Webster Bank (or such portion of such period during which the employee was a full-time employee of Webster or Webster Bank), less one dollar, other than in the case of a Technical Change; or (ii) if such change in control of Webster or Webster Bank occurs after December 31, 1998, such payment would be two times the employee's annual base salary in effect immediately before the change in control plus an amount equal to the aggregate amount of bonuses that were paid to the employee by Webster and Webster Bank during the 24 calendar months preceding the change in control; provided, however, that the amount payable under clause (i) will not exceed the amount that would be payable over a period equal to the remaining term of the employee's employment agreement, plus one year, if the employee's compensation for such period were at an annual rate equal to the employee's base salary, determined as of the time of termination, and bonuses paid during the fiscal year preceding the fiscal year in which such change in control occurs. Notwithstanding the foregoing, in the case of a Technical Change, no amount would be payable under the first sentence of this paragraph and the amount payable under the second sentence of this paragraph would be two times the employee's annual base salary in effect immediately before the change in control, plus two times the amount of any bonuses paid during the fiscal year preceding the fiscal year in which such change in control occurs.

                  In addition, except to the extent that any amount would constitute a "parachute payment" under the Code, in the case of a termination of employment in the context of a change in control as to which a severance payment would be required to be paid to any of the executive officers as described in the two preceding paragraphs, the executive would also be entitled to continued medical, dental, group term life insurance and long-term disability insurance coverages and to continued eligibility for benefits under any other employee welfare plan in which he was eligible to participate before the change in control. Such continued coverage and eligibility would continue: (i) for one year or the remaining term of the employment agreement, if less, in the case of a voluntary termination of employment without "good reason" (as defined) other than in the case of a Technical Change; (ii) for the remaining term of the employment agreement, in the case of an involuntary termination without cause or a voluntary termination with "good reason" (as defined); or (iii) for two years after the termination or for the remaining term of the employment agreement, whichever is less, in the case of an involuntary termination without cause or a voluntary termination with "good reason" (as defined) in the case of a Technical Change.

                  A "change in control" of Webster will be deemed to have occurred if: (i) any person becomes the beneficial owner of 25% or more of the total number of voting shares of the Corporation; (ii) any person becomes the beneficial owner of 10% or more, but less than 25%, of the total number of voting shares of the Corporation, unless the Director of the Office of Thrift Supervision (the "Director") has approved a rebuttal agreement filed by such person or such person has filed a certification with the Director; (iii) any person (other than the persons named as proxies solicited on behalf of the Board of Directors of Webster) holds revocable or irrevocable proxies, as to the election or removal of two or more directors of Webster, for 25% or more of the total number of voting shares of the Corporation; (iv) any person has received the approval of the Director under Section 10 of the Home Owners' Loan Act, as amended (the "Holding Company Act"), or regulations issued thereunder, to acquire control of Webster; (v) any person has received the approval of the Director under Section 7(j) of the Federal Deposit Insurance Act, as amended (the "Control Act"), or regulations issued thereunder, to acquire control of Webster;
(vi) any person has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of 25% or more of the total number of voting shares of the Corporation, whether or not the requisite approval for such acquisition has been received under the Holding Company Act, the Control Act or the respective regulations issued thereunder; or
(vii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of Webster before such transaction shall cease to constitute at least two-thirds of the Board of Directors of Webster or any successor corporation; provided, however, a change in control will not be deemed to have occurred under clauses
(ii), (iii), (iv), (v) or (vi) if within 30 days of such action, the Board of Directors of Webster (by two-thirds vote of the directors in office before such action) makes a determination that such action does not and is not likely to constitute a change in control of Webster. A change in control of Webster Bank will be deemed to have taken place if Webster's beneficial ownership of the total number of voting shares of Webster Bank is reduced to less than 50%.

PERSONNEL RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  The Personnel Resources Committee of the Board of Directors comprises four non-employee directors. The Committee recommends to the full Board of Directors, which has ultimate responsibility over such matters, executive officer salaries, bonuses and certain other forms of compensation, and recommends to the Long-Term Incentive Compensation Committee, consisting of all disinterested non-employee directors, long-term incentive awards. All recommendations of the Personnel Resources Committee regarding executive officer compensation for the 1996 fiscal year were approved by the Board of Directors or the Long-Term Incentive Compensation Committee, as the case may be.

                  Set forth below is a report addressing Webster's compensation policies for fiscal year 1996 as they affected Webster's executive officers. For compensation purposes, Webster compares itself to a peer group composed of 14 commercial banks and savings institutions that range in asset size from $3.0 billion to $8.2 billion and are located in the Eastern United States.

                  Compensation Policies for Executive Officers. Webster's executive compensation policies are designed to provide competitive levels of compensation, to assist Webster in attracting and retaining qualified executives and to encourage superior performance. In determining levels of executive officers' overall compensation, the Personnel Resources Committee considers the qualifications and experience of the persons concerned, the size of the institution and the complexity of its operation, the financial condition, including income, of the institution, the compensation paid to other persons employed by the institution and the compensation paid to persons having similar duties and responsibilities in peer group institutions. The Personnel Resources Committee employs outside consultants and refers to published survey data in establishing compensation.

                  Relationship of Performance to Executive Compensation. Compensation paid to Webster's executive officers in 1996 consisted of the following components: base salary, bonuses, long-term incentives (awards of stock options, restricted stock and performance units) and participation in other Webster employee benefit plans. While each of these components has a separate purpose and may have a different relative value to the total, a significant portion of the total compensation package is highly dependent on the financial success of Webster and total return to shareholders. Generally, base salaries for executive officers are at or below the average of salaries paid for comparable positions at other institutions within Webster's peer group. Short-term and long-term incentive compensation plans are designed to provide significant compensation opportunities when Webster meets or exceeds its financial and other goals. The value of long-term incentive compensation such as stock options, restricted stock and performance units is dependent primarily on the market price of Webster's Common Stock and the return on average equity. Webster's executive officers may earn lower total compensation than that for comparable positions at peer group institutions should Webster not meet its goals, and they may earn higher than average total compensation than for comparable positions when Webster meets or exceeds its goals. For 1996, the Personnel Resources Committee intended that total compensation for executive officers be at or above the average for Webster's peer group.

                  Base Salary. The Personnel Resources Committee reviews executive base salaries annually in January. Base salary is intended to signal the internal value of the position and to track with the external marketplace. All executive officers serve pursuant to employment agreements which provide for a minimum base salary that may not be reduced without the consent of the executive officer. In establishing the 1996 salary for each executive officer, the Personnel Resources Committee considered the officer's responsibilities, qualifications and experience, the size of the institution and the complexity of its operations, the financial condition of the institution (based on levels of income, nonperforming assets and capital) and compensation paid to persons having similar duties and responsibilities within peer group institutions. Base salaries for executive officers increased in 1996 due in large part to the record operating earnings for 1995, which were substantially improved from the prior year and favorable in light of the region's continuing economic weakness. In addition, the Committee considered, in order of significance, the increased size and complexity of the institution, the successful acquisition and integration of Shelton Savings Bank and the signing of a definitive agreement to acquire twenty branch banking offices and related assets and liabilities from the former Shawmut Bank ("Shawmut").

                  Short-Term Incentive Compensation. The Personnel Resources Committee makes recommendations to the Board of Directors for awards under Webster's Short-Term Incentive Compensation Plan with such awards generally not to exceed 60% or 80% of the recipient's base salary depending upon the executive officer's responsibilities. The Board may in its discretion adjust the Plan to reflect changes in circumstances. Generally, cash bonuses are paid for a given year only if Webster's results exceed certain minimum performance levels established by the Board of Directors for that year. Performance measures established for 1996 specified that Webster's adjusted net income must exceed a certain target. The amount available for the awards is dependent on actual performance. Awards for 1996 were based on, in order of significance, Webster's financial results, the acquisition and integration of twenty Shawmut branches and the signing of a definitive agreement to acquire DS Bancor. Awards to the Chief Executive Officer are based entirely on corporate performance. Awards for other executive officers are based in part on corporate performance and in part on the results of their business units.

                  Certain executive officers also received an additional bonus in recognition of Webster's 1996 operating results. In awarding the additional bonus, which was intended to assist in the retention of Webster Common Stock, the Personnel Resources Committee took into account the tax benefits to Webster and the anticipated tax liability of the executive officers resulting from the executive officers' exercise in 1996 of grants of non-qualified stock options.

                  Long-Term Incentive Compensation. Webster uses stock options, restricted stock awards and performance unit awards to provide long-term incentive compensation. The Personnel Resources Committee makes recommendations to the Long-Term Incentive Compensation Committee for awards under the Stock Option Plan and the Performance Incentive Plan and for restricted stock awards. Long-term compensation, which emphasizes long-term results, is targeted at 75% or 100% of the recipient's base salary depending upon the executive officer's responsibilities.

                  The Board of Directors endorses the position that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. The purpose of stock option awards is to provide an opportunity for the recipients to acquire or increase a proprietary interest in Webster, thereby creating a stronger incentive to expend maximum effort for the long-term growth and success of Webster and encouraging recipients to remain in the employ of Webster. Officers and other full-time employees of Webster and its subsidiaries are eligible for grants under the Corporation's 1986 and 1992 Stock Option Plans. Stock options are normally granted each year as a component of long-term compensation with the size of the grants generally tied to and weighted approximately equally based on an officer's responsibility level, base salary and performance. The number of options held is not considered when determining the option awards for executive officers, including the Chief Executive Officer. During 1996, 45,200 stock options were granted to Webster's executive officers.

                  The purpose of Webster's restricted stock awards is to attract and retain executive officers whose actions will impact Webster's long-term operating results and to motivate such executives by providing them with an immediate ownership stake in the business. Recipients are paid dividends on the shares and have voting rights. All restricted stock awards have vesting requirements. Fifty percent of the restricted stock vests after three years, and the remainder after five years. The restricted stock awards are generally considered part of the officer's targeted long-term compensation during the vesting period. In addition to providing a direct relationship between shareholder value and the value of the benefit to the officer, restricted stock is a powerful retention device as the shares are not conveyed to the executive until vesting restrictions have been satisfied. No shares of restricted stock were granted in 1996.

                  The purpose of the Performance Incentive Plan is to further the growth and profitability of Webster by providing long-term incentives that are dependent on achieving a specified return on average equity over a three-year period. Executive officers are granted awards of performance units for a performance period of three consecutive fiscal years. During that performance period, a specified return on average equity must be attained in order to trigger a payout to the executive officers. During 1996, 14,000 performance units were granted to the executive officers for the 1996 through 1998 performance period. The material terms of the Performance Incentive Plan were approved by shareholders at the 1996 Annual Meeting.

                  Other. In addition to the compensation paid to executive officers as described above, executive officers received, along with and on the same terms as other employees, certain benefits pursuant to the 401(k) Plan, ESOP and the Pension Plan. In addition, executive officers received certain benefits under Webster's nonqualified supplemental retirement plan that are otherwise limited by IRS caps on qualified plans.

                  CEO  Compensation.   The  Personnel  Resources  Committee,  in
determining the compensation for the Chief Executive Officer, considers Webster's size and complexity, financial condition and results and progress in meeting strategic objectives. The Chief Executive Officer's 1996 base salary was increased by 18% to $390,000 based on the Corporation's increase in size and complexity of operations, its 1995 financial results and its progress in meeting strategic objectives. Base salary for the Chief Executive Officer was below the average for Webster's peer group. For 1996, the Personnel Resources Committee intended that total compensation for the Chief Executive Officer be above the average for Webster's peer group. Consistent with the terms of the Short-Term Incentive Compensation Plan, the Chief Executive Officer received an annual incentive award for 1996 performance equal to 47% of salary. The annual incentive award was based entirely on corporate performance, which exceeded the minimum performance benchmarks established by the Board at the beginning of 1996. The Chief Executive Officer also received an additional bonus of $143,148 in recognition of Webster's 1996 operating results. In awarding the additional bonus, which was intended to assist in the retention of Webster Common Stock, the Personnel Resources Committee took into account the tax benefits to Webster and the anticipated tax liability of the Chief Executive Officer resulting from the Chief Executive Officer's exercise in 1996 of grants of non-qualified stock options. Regarding long-term incentive compensation during 1996, stock options were granted to the Chief Executive Officer in accordance with Webster's Stock Option Plan, a grant of 4,800 performance units was made for the 1996 through 1998 performance period and no shares of restricted stock were granted.

                  Internal  Revenue Code Section  162(m).  In 1993, the Code was
amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring Webster's compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation.

                                      LONG-TERM INCENTIVE
                                      -------------------
BOARD OF DIRECTORS                    COMPENSATION COMMITTEE              PERSONNEL RESOURCES COMMITTEE
------------------                    ----------------------              -----------------------------
Joel S. Becker                        Joel S. Becker                      Joel S. Becker
O. Joseph Bizzozero, Jr.              O. Joseph Bizzozero, Jr.            O. Joseph Bizzozero, Jr.
John J. Crawford                      John J. Crawford                    Robert A. Finkenzeller
Robert A. Finkenzeller                Robert A. Finkenzeller                (Chairman)
Walter R. Griffin                       (Chairman)                        Sister Marguerite Waite
J. Gregory Hickey                     J. Gregory Hickey
C. Michael Jacobi                     C. Michael Jacobi
Harold W. Smith                       Sister Marguerite Waite
James C. Smith
  (Chairman)
Sister Marguerite Waite


Comparative Company Performance

                  The following table sets forth comparative information regarding Webster's cumulative shareholder return on its Common Stock over the last five fiscal years. Total shareholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. Webster's cumulative shareholder return over a five-year period is based on an investment of $100 on December 31, 1991 and is compared to the cumulative total return of the Standard & Poor's 500 Index ("S&P 500 Index"), the Keefe, Bruyette & Woods New England Bank Index ("KBW Index"), the Wilshire 5000 Equity Index ("Wilshire 5000 Index") and the SNL All Bank and Thrift Index.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
  Webster, S&P 500, KBW Index, Wilshire 5000 and SNL All Bank and Thrift Index

                                [GRAPHIC OMITTED]

            WEBSTER    S&P 500        KBW        WILSHIRE 500   SNL ALL BANK
                                      INDEX      INDEX

12/91       100        100            100        100            100
12/92       164        107.61         175.64     106.87         137.3
12/93       222.87     118.39         234.48     116.04         152.38
12/94       184.87     119.99         236.05     113.12         149
12/95       302.42     164.92         368.43     150.91         231.9
12/96       384.89     202.69         508.88     179.33         321.5

                  In the future Webster will not include the KBW Index when comparing total return because the median asset size and market capitalization of the eighteen banks in the index are significantly below Webster's current asset size and market capitalization. Webster also will exclude the Wilshire 5000 Index because the S&P 500 Index is a better-known indicator of market performance.

CERTAIN TRANSACTIONS

                  From time to time Webster Bank makes loans to the directors and executive officers for the financing of their homes, as well as home improvement and consumer loans. It is the belief of management that these loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and neither involve more than normal risk of collectibility nor present other unfavorable features. At March 7, 1997, loans to directors, executive officers and members of their immediate families and affiliates totaled $1,107,024.

SECTION 16(A) COMPLIANCE

                  Section 16(a) of the 1934 Act requires Webster's directors and executive officers, and persons who own more than 10% of its Common Stock, to file with the SEC initial reports of ownership of Webster's equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to Webster, the Corporation believes that during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to Webster's officers, directors, and more than 10% owners were complied with on a timely basis.


                            STOCK OWNED BY MANAGEMENT

                  The following table sets forth information as of March 7, 1997 with respect to the amount of Webster's Common Stock beneficially owned by each director of Webster, each nominee for election as a director, each of the five most highly compensated executive officers of Webster serving at December 31, 1996 and by all directors and executive officers of Webster as a group.

                                                               Number of Shares                   Percent of
               Name and Position(s)                             and Nature of                    Common Stock
                   with Webster                            Beneficial Ownership (a)              Outstanding
                   ------------                            ------------------------              -----------
Achille A. Apicella
  Director.........................................                 12,985                            *

Joel S. Becker
  Director.........................................                  9,404                            *

O. Joseph Bizzozero, Jr.
  Director.........................................                  5,288                            *

John V. Brennan
  Executive Vice President, Chief
  Financial Officer and Treasurer..................
                                                                    54,918                            *
John J. Crawford
  Director.........................................                  1,979                            *

Harry P. DiAdamo, Jr.
  Director.........................................                 85,639                            *

Robert A. Finkenzeller
  Director.........................................                  3,478                            *

Lee A. Gagnon
  Executive Vice President, Chief
  Operating Officer and Secretary..................
                                                                    78,796                            *

                                      -18-

Walter R. Griffin
  Director.........................................                 27,554                            *

J. Gregory Hickey
  Director.........................................                  6,712                            *

C. Michael Jacobi
  Director.........................................                  5,722                            *

Peter K. Mulligan
  Executive Vice President --
  Consumer and Small Business Banking..............                  9,645                            *

Harold W. Smith
  Director.........................................                 56,660                            *

James C. Smith
  Chairman, President and
  Chief Executive Officer..........................                269,091                          2.27%

Ross M. Strickland
  Executive Vice President --
  Mortgage Banking.................................                 43,439                            *

Sister Marguerite Waite, C.S.J.
  Director.........................................                  4,812                            *

All directors and executive
  officers as a group (16 persons).................                676,122                          5.65%


----------

(a) In accordance with Rule 13d-3 under the 1934 Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Common Stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from March 7, 1997. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

      The table includes shares owned by spouses or other immediate family members over which the persons named in the table possess shared voting and/or investment power as follows: Mr. Becker, 7,204 shares; Dr. Bizzozero, 572 shares; Mr. DiAdamo, 505 shares; Mr. Griffin, 9,966 shares; Mr. Hickey, 100 shares; Harold W. Smith, 13,165 shares; James C. Smith, 70,230 shares; and all directors and executive officers as a group, 101,742 shares. All other shares included in the table are held by persons who exercise sole voting and investment power over such shares.

      The  table  also  includes  the  following:   189,493  shares  subject  to
      outstanding options which are exercisable within 60 days from March 7, 1997: 44,988 shares held in the 401(k) Plan; 95,112 shares pursuant to restricted stock awards; and 24,356 shares held in the ESOP that have been allocated to the accounts of officers.

      Outstanding options reflected in the table were held as follows: Mr. Apicella, 5,661 shares; Mr. Becker, 2,200 shares; Dr. Bizzozero, 1,100 shares; Mr. Brennan, 23,050 shares; Mr. Crawford, 667 shares; Mr. Finkenzeller, 1,100 shares; Mr. Gagnon, 21,570 shares; Mr. Griffin, 3,100 shares; Mr. Hickey, 5,300 shares; Mr. Jacobi, 5,300 shares; Mr. Mulligan, 3,250 shares; Harold W. Smith, 2,200 shares; James C. Smith, 88,625 shares; Mr. Strickland, 21,970 shares; and Sister Marguerite Waite, 4,400 shares.

* Less than 1% of Common Stock outstanding.



                PRINCIPAL HOLDERS OF VOTING SECURITIES OF WEBSTER

                  As of March 7, 1997, based upon a review of Schedules 13D or 13G filed at the SEC, management does not believe that any person is the beneficial owner of more than 5% of the outstanding Common Stock.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

                  The Board of Directors has appointed the firm of KPMG Peat Marwick LLP to continue as independent auditors for Webster for the year ending December 31, 1997, subject to ratification of such appointment by the shareholders. KPMG Peat Marwick LLP was appointed as the independent auditors of Webster Bank in 1985, has performed audits for Webster Bank for the years ended December 31, 1983 through 1996, and has similarly performed audits for Webster for the years ended December 31, 1986 through 1996. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG Peat Marwick LLP, independent certified public accountants, to audit the books and accounts of Webster for the year ending December 31, 1997. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

                  Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the holders of at least a majority of the votes cast is required to ratify the appointment of KPMG Peat Marwick LLP as Webster's independent auditors for the year ending December 31, 1997.

                  Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.



                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

                  Any shareholder proposal intended for inclusion in Webster's proxy statement and form of proxy relating to Webster's 1998 Annual Meeting of shareholders must be received by Webster's Secretary at Webster Plaza, Waterbury, Connecticut 06702 by December 1, 1997, pursuant to the proxy soliciting regulations of the SEC. In addition, Webster's Bylaws require that notice of shareholder proposals and nominations for director be delivered to the Secretary of Webster no less than 30 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 45 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 15th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require Webster to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

                                  OTHER MATTERS

                  As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                                          By Order of the Board of Directors

                                          /s/ James C. Smith
                                          ------------------------------------
                                          James C. Smith
                                          Chairman and Chief Executive Officer



Waterbury, Connecticut
March 17, 1997

                          WEBSTER FINANCIAL CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder of Webster Financial Corporation ("Webster" or the "Corporation") hereby appoints James C. Smith, Harold W. Smith, and Walter R. Griffin, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders (the "Annual Meeting") to be held at 4:00 p.m., local time, on Thursday, April 17, 1997, at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut, and at any adjournments thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

         This proxy will be voted as directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR THE RATIFICATION OF WEBSTER'S APPOINTMENT OF INDEPENDENT AUDITORS AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Corporation either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

         If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

   1. Election of directors. For three-year terms: O. Joseph Bizzozero, Jr.; John J. Crawford; Robert A. Finkenzeller; and Sister Marguerite Waite, C.S.J.


   FOR all nominees listed           WITHHOLD AUTHORITY to vote for all nominees
   above.                            listed above.

              |_|                                                   |_|

   WITHHOLD AUTHORITY to vote for the following nominees only: (write the name of the nominee(s) in the space below).

--------------------------------------------------------------------------------




           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)
           ----------------------------------------------------------

                           (CONTINUED FROM OTHER SIDE)
                           ---------------------------


   2. To ratify the appointment by the Board of Directors of the firm of KPMG Peat Marwick LLP, as independent auditors of the Corporation for the fiscal year ending December 31, 1997.

            |_|   FOR                |_|    AGAINST           |_|      ABSTAIN

   3. The proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof, in accordance with the determination of a majority of the Corporation's Board of Directors.


                                              Date:
                                                   -----------------------------

                                              ----------------------------------

                                              ----------------------------------
                                              Signature(s) of Shareholder or
                                              Authorized Representative

                                              Please  date and sign  exactly  as
                                              name    appears    hereon.    Each
                                              executor, administrator,  trustee,
                                              guardian,   attorney-in-fact   and
                                              other  fiduciary  should  sign and
                                              indicate  his or her  full  title.
                                              When stock has been  issued in the
                                              name of two or more  persons,  all
                                              should sign.